UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF THE

SECURITIES EXCHANGE ACT OF 1934

Cemtrex Inc.
(Exact name of small business issuer as specified in its charter)

Delaware
(State or other jurisdiction of incorporation or organization)

30-0399914
(IRS Employer Identification No.)

19 Engineers Lane, Farmingdale, New York 11735
(Address of principal executive offices)

(631) 756-9116
(Registrant's Telephone number)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be registered	Name of each exchange on which each class is to be registered
Common Stock, $0.001 par value	THE NASDAQ STOCK MARKET LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☐

Securities Act registration statement file number to which this form relates: __________ (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

(Title of class)

Item 1. Description of Registrant's Securities to be Registered.

Cemtrex Inc. (the “Company”) is authorized to issue 20,000,000 shares of common stock, $0.001 par value.

The board of directors of the Company (the “Board”) may from time to time declare, and the Company may pay, dividends (payable in cash, property or shares of the Company’s capital stock) on the Company’s outstanding shares of capital stock, subject to applicable law and the Certificate of Incorporation.

Holders of Common Stock shall be entitled to cast one vote for each share held at all stockholders’ meetings for all purposes, including the election of directors. The Common Stock does not have cumulative voting rights.

No holder of Common Stock shall be entitled as a matter of right to subscribe for or purchase or receive any new or additional issue of shares of stock of any class, or of securities convertible into shares of stock of any class, whether now or hereafter authorized or whether issued for money, for consideration other than money.

Pursuant to Delaware General Corporation Law § 281, in the event of dissolution of the Company, the holders of Common Stock are entitled to the remaining assets after payment of all liabilities of the Company.

Item 2. Exhibits.

Under the Instructions as to Exhibits with respect to Form 8-A, no exhibits are required to be filed hereunder because no other securities of the Company are listed by THE NASDAQ STOCK MARKET LLC and the securities registered hereby are not being registered pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended.

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SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Cemtrex Inc.

Date: June 22, 2015

	By:	/s/ Saagar Govil
Name: Saagar Govil
Title: Chief Executive Officer

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